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Included below is a transcript of Osteotech, Inc.’s earnings call held on August 9, 2010.

Final Transcript
Conference Call Transcript
OSTE — Q2 2010 Osteotech Earnings Conference Call
Event Date/Time: Aug 09, 2010 / 01:00PM GMT

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Final Transcript
Aug 09, 2010 / 01:00PM GMT, OSTE — Q2 2010 Osteotech Earnings Conference Call
CORPORATE PARTICIPANTS
Jennifer Beugelmans
Osteotech Inc — IR
Sam Owusu-Akyaw
Osteotech Inc — President & CEO
Mark Burroughs
Osteotech Inc — CFO
CONFERENCE CALL PARTICIPANTS
Matt Dolan
Roth Capital Partners — Analyst
PRESENTATION
Operator
Thank you for holding and welcome to the Osteotech Second Quarter 2010 financial results conference call. At this time all participants are in listen-only mode. There will be a question-and-answer session following today’s remarks. Please be advised that this call is being taped at the Company’s request and will be archived on the Company’s website for two weeks from today. At this time I would like to introduce Jennifer Beugelmans. Please go ahead.
Jennifer Beugelmans — Osteotech Inc — IR
Thank you. Good morning, everyone, and welcome to Osteotech’s second quarter 2010 financial results conference call. With me on this call today are Sam Owusu-Akyaw, President and Chief Executive Officer, and Mark Burroughs, Chief Financial Officer. Before I turn the call over to the management team for prepared remarks, I would like to remind you that certain of the remarks made by management during this call that are not historical facts may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any such statements are based on assumptions the Company believes are reasonable, but such statements may be subject to a wide range of risk and uncertainties. Therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by management’s remarks.
Many of these risks and uncertainties are described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission and available online at www.sec.gov. All of the information in this conference call is as of August 9, 2010 and the Company under takes no duty to update this information. Please be advised that today’s call is being recorded and webcast. To access the webcast replay, please visit the Investor Relations section of our website at www.Osteotech.com. I would now like to turn the call over to Sam.
Sam Owusu-Akyaw — Osteotech Inc — President & CEO
Thank you, Jennifer. Good morning and thank you for joining us today. The second quarter of 2010 was a success. Building upon the tangible progress we made during the first quarter of 2010, we continued to succeed in executing our dynamic growth strategy. And the results are compelling. Sales of our new products, which include MagniFuse Bone Graft and Plexur M Innovative Grafting, totaled $2.5 million and grew 39% compared with the first quarter of 2010. New products accounted for 11% of total revenue during the quarter. With this as a base, we successfully grew overall sales to $24 million, which represent 7% sequential growth and 2% year-over-year growth. Furthermore, this strong sales trend and also focus on operation and execution allowed us to achieve profitability in Q2 ahead of the schedule we outlined for you earlier this year.
Let me share with you a few highlights from the MagniFuse product line. MagniFuse revenue totaled $1.3 million, a 21% increase over Q1 2010. And during the quarter 94 accounts purchased MagniFuse. 43 of these accounts were new MagniFuse accounts during the quarter. We saw a 60% order rate from existing MagniFuse customers. The Company will present six and nine month human clinical data in October at the next meeting. The data will provide additional clinical evidence to support the uniqueness of the product, which we believe will further support MagniFuse growth.

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Final Transcript
Aug 09, 2010 / 01:00PM GMT, OSTE — Q2 2010 Osteotech Earnings Conference Call
In June, we began a limited evaluation of the MagniFuse interbody space procedure forms with its Grafton delivery system and techniques. Interest in these forms have been high and we believe this product is a game changer, based on the comments from the limited release. With this introduction, we now have four procedure specific MagniFuse product forms — posterior cervical; post lateral; [finite] deformity; and interbody space procedures. Our spine sales agents continue to increase their knowledge base on the MagniFuse on our national — and our national launch as evidenced by Q2 sales is making progress. And into Plexur M. This product continues to exceed our internal expectations.
Let me give you a few highlights from the second quarter. Plexur M revenue was up approximately $1.1 million, a 73% increase over Q1 2010. During the quarter 157 accounts purchased Plexur M. 99 of these accounts were new Plexur M customers during the quarter, and we saw a 50% order rate for existing Plexur M customers. We have continued to build on the momentum the product gained at the AOS meeting in March. Plexur M procedures have addressed applications in oncology, trauma, knees and hip replacement. And finally with Plexur M, we are differentiating the Company with our innovation in biologics and are building a new customer base in different pathologies. Osteotech is no longer just focused on spine. We now have diversity in our product portfolio to support our continued growth.
As we told you last quarter, surgeons have been so impressed with MagniFuse and Plexur M that they have called for the products by name and this demand is opening doors for our traditional products. Both MagniFuse and Plexur M, with their procedure-specific focuses, continue to elevate the science of bone grafting and doctors are realizing more and more that biologics can lead to superior clinical outcomes. There is a growing body of evidence that support this thesis and we believe that as more clinical data emerges, market share for our unique biologics will continue to grow. On August 19 through 20, nine rennowned surgeons using MagniFuse and Plexur M will present their clinical results to other orthopedic surgeons at an osteobiologics symposion in San Diego.
I also want to update you on Biogenesis, the new name for DuraTech. As we have told you previously, we have been working with the FDA to respond to their March 2010 request for additional information. Most of the additional information requested is administrative in nature, and we’ll remain on track to submit our response prior to the August 21 deadline.
The second quarter was a good quarter for us. We are very pleased to see tangible proof points that the dynamic growth strategy we put in place three years ago is delivering the results we always believed it could. We’ll remain confident that we will be able to build upon the trends we have created during the first half of 2010 and look forward to continued success. At this point, I would like to turn the call over to Mark for a recap of our Q2 financial results. Following his comments, I’ll close out with some additional talks. Mark.
Mark Burroughs — Osteotech Inc — CFO
Thanks, Sam, and good morning, everyone. During the second quarter we continued to achieve solid movement forward in our Business. Revenue from our legacy and new franchises increased on a sequential basis, and we returned to profitability this quarter generating more than $1 million in positive cash flow from operations. More specifically, revenue for the second quarter of 2010 was $24 million, an increase of 7% compared to the first quarter of 2010, and 2% compared to the second quarter of 2009. New product revenue was $2.5 million in the second quarter of 2010 and this momentum has continued into the third quarter with new products generating $1 million of revenue in July. MagniFuse contributed in excess of $1.3 million to revenues during the second quarter, up 21% compared with the first quarter of 2010. Likewise, Plexur M continues to gain market share and contributed $1.1 million in revenue during the second quarter, up approximately 73% compared with the first quarter.
We also saw growth in both the domestic and international markets from our legacy tissue products. International revenue grew 12% sequentially to $5 million during the second quarter of 2010, compared to revenue of $4.5 million in the first quarter of 2010. Domestic revenue in the second quarter of 2010, excluding the impact of revenue from the new products, was $15.7 million, a 3% sequential increase. These increases were mainly due to increased unit sales of Grafton DBM, which increased 10% sequentially. Domestic and international revenue was $16.8 and $5.5 million respectively in the second quarter of 2009. Excluding Client Services and private label revenue, our second quarter 2010 revenue of $23.2 million grew 8% sequentially and 4% on a year-over-year basis. As expected, revenue from Client Services and private label DBM of $762,000 declined 22% sequentially and 29% year-over-year. As a reminder, we have estimated that Client Service and private label DBM revenue will decline $3.5 million in 2010 as compared to 2009.
Gross margin improved to 50% in the second quarter of 2010 compared with 49% for the same period in 2009. The slight increase in gross margin was primarily driven by higher unit throughput as a result of increased sales. As we have commented in the past, we expected the standard margin on our new products to be 60% to 65% or better. We are realizing or exceeding these margin targets for each of the new products. We believe we will continue to see margin improvements as we move forward, as the new products grow to represent a greater percentage of overall revenue.

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Final Transcript
Aug 09, 2010 / 01:00PM GMT, OSTE — Q2 2010 Osteotech Earnings Conference Call
Total operating expenses in the second quarter of 2010 were $11.4 million, a decline of 4% sequentially, and 10% year-over-year. The reduction in operating expenses resulted from our focus on cost containment. Operating expenses in the second quarter included $539,000 of cost and expenses related to a strategic initiative, that Sam will discuss more fully with you in a moment. Net income for the second quarter of 2010 was $115,000 or $0.01 per diluted share, compared with a net loss of $1.6 million or $0.09 per share in the first quarter of 2010, and a net loss of $1.2 million or $0.07 per share in the second quarter of 2009. Related to net income, the aforementioned additional cost and expenses impact earnings by $0.03 per diluted share. We exited the second quarter with $53.2 million in working capital, no outstanding debt, and $10.7 million in cash and cash equivalents, compared with cash and cash equivalents of $10.3 million at March 31, 2010.
The tissue inventory reduction strategy continues to deliver results with tissue inventories declining $4.2 million since December 31, 2009. As we have outlined for you previously, one of our goals is to not make additional investments in working capital in 2010, but to effectively manage our tissue inventories to fund cash needs for other working capital components. We are succeeding in this effort. Cash flow from operations in the second quarter of 2010 was $1.2 million, as compared to cash consumed by operating activities of $1.3 million in the second quarter of 2009. At June 30, 2010 accounts receivable was $16.1 million representing 62 days of sales outstanding. This is an improvement on the 66 days of sales outstanding we saw on March 31, 2010. We continue to have available a $10 million line of credit with PNC Bank, and no amounts are currently outstanding under the line.
With that, I will turn the call back over to Sam. Sam.
Sam Owusu-Akyaw — Osteotech Inc — President & CEO
Thanks, Mark. Over the last 12 months, the management team has focused on the execution of a good strategy based on our new innovative Biologics platforms. Our new product growth and financial result in the second quarter demonstrate that a good strategy is working and that our products are gaining traction. At the same time, with the goal of maximizing shareholder value, our Board of Directors have undertaken a review of strategic options and alternatives. To assist in this process, the Board retained Deutsche Bank in 2009 to act as our exclusive financial advisor. In support of this evaluation of strategic alternatives, during the first six months we have incurred over $900,000 in cost and expenses. The process is still ongoing, and as a result we expect to incur additional cost and expenses in the future.
The Company does not intend to disclose development with respect to the progress of this strategic assessment, unless and until some definitive step has been taken and there can be no assurance that the evaluation process will result in any changes to the Company’s current business plans or lead to any specific action.
As I’m sure you know, a dissident group has expressed its disagreement with the direction of the Company and has publicly stated its intention to gain majority control of the Board of Directors who as sought alternatives for maximizing shareholder value. It is clear, as you can see, from the press release just made public that the process to maximize shareholder value is already well under way. However, these events, including the upcoming proxy fight and the continued incremental cost and expenses from the evaluation of strategic alternatives, have made it difficult for us to confidently forecast the results from the continued execution of our growth strategy. As a result, we are withdrawing our 2010 financial guidance.
I would like to say thank you to our entire organization for all of their hard work. Our results are proof positive that all of your efforts can and will drive the Osteotech organization towards success. As I’ve told you all along, we have been and will continue to be singularly focused on pursuing any and all strategies to unlock shareholder value. We feel confident that we are taking prudent steps forward to achieve this goal.
Due to the ongoing nature of our strategic alternative process, we will only take questions today relating to our second quarter financial results. Thank you very much for your time. I will now open up the call to questions.

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Final Transcript
Aug 09, 2010 / 01:00PM GMT, OSTE — Q2 2010 Osteotech Earnings Conference Call
QUESTION AND ANSWER
Operator
(Operator Instructions) Your first question comes from the line of Matt Dolan of Roth Capital Partners.
Matt Dolan — Roth Capital Partners — Analyst
Good morning, everyone. Mark, Sam, this is Matt Pommer in for Matt Dolan. Thanks for taking the question.
Sam Owusu-Akyaw — Osteotech Inc — President & CEO
Good morning, Matt.
Matt Dolan — Roth Capital Partners — Analyst
Let’s see, I was just going to start with the international strength you saw in the quarter. Was wondering if you could provide a little bit more color on if this is sort of regaining loss share from 2009 or if this is new growth? Any detail would be appreciated. Thank you.
Mark Burroughs — Osteotech Inc — CFO
Matt, this is Mark. We’ve previously talked about the fact that we had some challenges in both Greece and in Korea. Although we’ve seen some activity in the Greek market, we really don’t have a lot of activity at this point in time in Korea. So the two countries which you’re referring to for some weakness in the past are still weak. We have seen some additional growth in some of the other markets that we have around the world, specifically Latin America and in Europe. And they’re starting to pick up just slightly.
Matt Dolan — Roth Capital Partners — Analyst
Okay, great. And I was wondering about MagniFuse. When do you start transitioning, or why wouldn’t you start transitioning the MagniFuse accounts to your Grafton account base, if you’re not doing that? And any color there would be appreciated. Thanks.
Sam Owusu-Akyaw — Osteotech Inc — President & CEO
Well, Matt, MagniFuse stands by itself. As we told you when we bought MagniFuse, our strategy was procedure specific. And also one of our strategies is to improve the bone grafting techniques. MagniFuse provides the basis of improving bone grafting technique in procedure specific. We believe Grafton, a brand image, has been in the market for so long has got it’s place. Patients can use both the Grafton and MagniFuse in different procedures based on the technique. So we’re going to continue to build the MagniFuse in a grafting technique in the posterior cervical and the post lateral and also in the interbody and deformity to a different procedure approach.
Mark Burroughs — Osteotech Inc — CFO
Matt, let me just add something to Sam’s comments. As we’ve discussed MagniFuse over the time, one of our goals was to identify an additional customer base. And that was true not only for MagniFuse but for Plexur M. For both of those products, we are driving the introduction of those products against brand new customer bases to bring new customers into the fold. And that’s really one of the other key drivers that’s in why where we are with MagniFuse right now in driving that and recognize the margins on that as well.
Matt Dolan — Roth Capital Partners — Analyst
Okay, thanks. And, Sam, I was wondering has guidance been withdrawn due solely to the strategic review, or does it relate to visibility into the back half of the year? And if it’s the former, then why was it necessary? Thanks.

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Final Transcript
Aug 09, 2010 / 01:00PM GMT, OSTE — Q2 2010 Osteotech Earnings Conference Call
Mark Burroughs — Osteotech Inc — CFO
Matt, this is Mark. As Sam mentioned in his comments, we have already incurred a little bit over $900,000 this year in terms of expenses associated with the evaluation of the strategic alternatives. We expect that we will incur substantially more costs in that regard over the balance of the year. Don’t necessarily have a full handle over how much those costs actually could be.
In addition to that, in terms of also the whole process of evaluating the strategic alternatives, as well as the upcoming proxy contest, it makes a little — it makes it difficult for us to be very confident in the visibility we’ll see over the balance of this quarter and the balance of the year.
Matt Dolan — Roth Capital Partners — Analyst
Okay. And to be clear, it covers total revenue and the new products for $10 million to $12 million that you had been expecting?
Mark Burroughs — Osteotech Inc — CFO
Our goal is to continue to drive the Business. As we’ve spoken in the past, the management team’s focus is solely on driving the new Business. But, yes, we’re withdrawing all of our guidance at this point.
Matt Dolan — Roth Capital Partners — Analyst
Okay. Thank you for taking the questions.
Operator
Ladies and gentlemen, that concludes the Q&A session. I will now like to turn the call back over to Mr. Sam Owusu-Akyaw.
Sam Owusu-Akyaw — Osteotech Inc — President & CEO
Thank you all. Thank you very much for listening to our presentation. We look forward to updating you on the progress as we go forward in a year. Thank you very much, And have a good day .
Operator
Ladies and gentlemen, that concludes the presentation. Thank you for your participation. You may now disconnect. Have a great day.

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Final Transcript
Aug 09, 2010 / 01:00PM GMT, OSTE — Q2 2010 Osteotech Earnings Conference Call
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